        Exhibit 99.1

FOR IMMEDIATE RELEASE
For press inquiries: Jules Abraham for Alimera Sciences 917-885-7378 julesa@coreir.com	For investor inquiries: Scott Gordon for Alimera Sciences scottg@coreir.com

Alimera Sciences Announces Top Line Revenue Expectation
For the Third Quarter of 2019

Consolidated net revenue expected to exceed $12.8 million

ATLANTA, (October 2, 2019) – Alimera Sciences, Inc. (Nasdaq: ALIM) (Alimera), a leader in the commercialization and development of prescription ophthalmology treatments for the management of retinal diseases, today announced top-line revenue guidance for the quarter ended September 30, 2019.

Alimera expects to report consolidated net revenue for the third quarter of 2019 exceeding $12.8 million. This compares to $10.9 million for the second quarter of 2019 and $11.1 million in the third quarter of 2018.

“We are pleased to pre-release our global revenue expectation for the third quarter of 2019. In the U.S. in the third quarter we saw sequential growth over the second quarter, which supports our belief that we have successfully addressed the domestic sales force issues we experienced in the first half of the year,” said Rick Eiswirth, President and CEO of Alimera. “Our international sales segment continues to exhibit strong growth, as we further penetrate into existing territories with ILUVIEN®’s two approved indications, diabetic macular edema and non-infectious posterior uveitis. We look forward to sharing more detail on these top line results and other performance metrics on our third quarter earnings call at the end of this month.”

Alimera will report its complete third quarter 2019 earnings results on October 29, 2019, after the close of the market, with a conference call to be held on October 30, 2019 at 9:00am Eastern time.
About Alimera Sciences, Inc.
Alimera, founded in June 2003, is a pharmaceutical company that specializes in the commercialization and development of prescription ophthalmic pharmaceuticals for the management of retinal diseases. Alimera is presently focused on diseases affecting the back of the eye, or retina, because these diseases are not well treated with current therapies and will affect millions of people in our aging populations. For more information, please visit www.alimerasciences.com.

Forward Looking Statements
This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s expectations regarding its revenue for the third quarter of 2019 and its belief that it has addressed the domestic sales force issues. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change either of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors that could cause actual results to differ include, but are not limited to, (a) final accounting adjustments in Alimera’s revenue for the third quarter of 2019 may cause the actual reported amount to be different than stated above; (b) unexpected departures of members of Alimera’s sales force, or underperformance of that sales force, could occur; (c) Alimera’s revenue could decline due to a reduction in end user demand, unanticipated competition, regulatory issues, or other unexpected circumstances; and (d) other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, which are on file with the Securities and Exchange Commission and available on its website at http://www.sec.gov.